UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 14, 2017

Eiger BioPharmaceuticals, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-36183	33-0971591
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

350 Cambridge Avenue, Suite 350 Palo Alto, California		94306
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (650) 272-6138

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☒

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) Resignation of a Director.

On September 14, 2017, Edgar G. Engleman notified the Board of Directors (the “Board”) of Eiger BioPharmaceuticals, Inc. (the “Company”) of his resignation as a director effective immediately. Dr. Engleman’s resignation was not the result of any disagreement or dispute with the Company on any matter relating to the Company’s operations, policies or practices.

(d) Appointment of a New Director.

On September 15, 2017, upon recommendation of the Nominating and Corporate Governance Committee of the Board, the Board appointed Evan Loh as a director effective immediately to fill the vacancy created by Dr. Engleman’s resignation. The Board appointed Dr. Loh to serve as a member of the Board as a Class II director for a term expiring at the Company’s 2020 Annual Meeting of Stockholders, or until his earlier death, resignation or removal or his successor is duly elected and qualified.

There is no arrangement or understanding between Dr. Loh and any other person pursuant to which Dr. Loh was appointed as a director. Dr. Loh is party to an indemnification agreement with the Company and will be eligible to participate in all non-employee director compensation plans and arrangements available to non-employee directors. Accordingly, Dr. Loh will be granted an option to purchase 25,000 shares of common stock of the Company under its 2013 Equity Incentive Plan. In addition, Dr. Loh will be eligible to receive an annual grant of an option to purchase 10,000 shares of common stock of the Company under its 2013 Equity Incentive Plan. Dr. Loh will also be eligible to receive cash compensation of $40,000 per year as a director.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Eiger BioPharmaceuticals, Inc.

Dated: September 18, 2017

	By:	/s/ James Welch
James Welch
Chief Financial Officer